United States securities and exchange commission logo





                      July 21, 2020

       W. Brett McGill
       Chief Executive Officer
       MarineMax, Inc.
       2600 McCormick Drive
       Suite 200
       Clearwater, FL 33759

                                                        Re: MarineMax, Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2019
                                                            Filed December 3,
2019
                                                            File No. 001-14173

       Dear Mr. McGill:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services